UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

SharpSpring, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction ofIncorporation or Organization)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

5001 Celebration Pointe Avenue, Gainesville, Florida	32608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-428-9605

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SHSP	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of David A. Buckel

On April 15, 2021, David A. Buckel informed SharpSpring, Inc.’s (the “Company”) Board of Directors (the “Board”) that he would not stand for re-election to the Board at the Company’s 2021 Annual Meeting of Stockholders. Mr. Buckel’s decision to not stand for re-election is not a result of any disagreement between himself and the Company, its management, the Board or any committee of the Board. Mr. Buckel will continue to serve as a member of the Board until the Company’s 2021 Annual Meeting of Stockholders.

Appointment of Jason Costi

On April 20, 2021, the Board elected Jason Costi to serve as a member of the Board. Mr. Costi’s initial term as a member of the Board will continue until the Company’s 2021 Annual Meeting of Stockholders or until his successor is duly appointed.

Mr. Costi is a finance and operations executive who brings a long track record of building businesses as an on-the-ground operator and private equity investor. Mr. Costi presently owns and operates Summit Incubators Inc., a consulting and advisory firm where he has served as an interim Chief Financial Officer and advisor for several disruptive growth companies across multiple industries, including Consumer Products, Apparel, Connected Fitness, and Home Goods. He has held this position since November 2018. Prior to this role, from March 2018 to November 2018, Mr. Costi was the CFO of Bonobos, a men’s apparel company and subsidiary of Walmart Inc., where, in addition to his responsibilities at Bonobos, Jason spent time focused on acquiring new e-commerce companies for Walmart.com. From April 2015 to March 2018, Mr. Costi spent 3 years leading the finance and strategy teams for Casper Sleep where he was responsible for that company’s global financial operations and corporate strategy, which included accounting, financial planning and analysis, strategic initiatives, treasury, tax and investor relations. In this role, Jason helped to build Casper from an early stage company with $20 million of revenue to a global, omni-channel sleep products company with nearly $400 million of revenue. Mr. Costi received a BBA in Finance from Emory University, Goizuete Business School and an MBA from Harvard Business School.

Mr. Costi has been named to serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Costi will receive compensation commensurate with other non-employee directors of the Company, which currently includes an option grant of 16,000 options, vesting over four years, with 25% vesting on the first anniversary of the grant date and an additional 1/48 of the original number of options vesting each month and a quarterly stipend of $11,250, with $7,500 and $3,750 payable in Company stock issued in arrears and cash, respectively.

Item 8.01 Other Events.

Press Release

On April 21, 2021 the Company issued a press release announcing the election of Jason Costi as a member of the Board. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated April 21, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPSPRING, INC.

By:	/s/ Aaron Jackson
Aaron Jackson,
Chief Financial Officer

Dated: April 21, 2021